Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Encision Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-37321,  333-37323, and 333-120201) and Form S-3 (No. 333-109159) of Encision Inc. of our report dated April 21, 2005, with respect to the balance sheets of Encision Inc. as of March 31, 2005 and 2004, and the related statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended, which report appears in the March 31, 2005, annual report on Form 10-KSB of Encision Inc.

/s/ Gordon, Hughes and Banks LLP
Gordon, Hughes and Banks LLP

Boulder, Colorado

June 29, 2005.